EXHIBIT 10.10
PROMISSORY NOTE

US $23,000,000.00	New York, New York
June 1, 2007
     FOR VALUE RECEIVED, FX LUXURY REALTY, LLC, a Delaware limited liability company, having an office at 650 Madison Avenue, 15th Floor, New York, New York 10022 (“Borrower”), hereby promises to pay to the order of COLUMN FINANCIAL, INC., a Delaware corporation (“Lender”), at Lender’s offices at 11 Madison Avenue, New York, New York 10010, or such other place as the holder hereof may designate in writing, the principal sum of TWENTY THREE MILLION AND 00/100 DOLLARS ($23,000,000.00) (the “Loan”), in lawful money of the United States of America and in immediately available funds, with interest on the unpaid principal balance from the date of this Promissory Note, until paid, at the Interest Rate provided herein.
     SECURITY; LOAN DOCUMENTS. This Promissory Note and all other documents or instruments given by Borrower and accepted by Lender for purposes of evidencing, securing, or perfecting the indebtedness evidenced by this Promissory Note, if any, including all present and future amendments, replacements and supplements thereto may be referred to as the “Loan Documents.” “Loan Documents” include, without limitation, that certain Guaranty of even date executed and delivered by Robert Sillerman (the “Guarantor”) as such Guaranty is now or hereafter amended, replaced or supplemented.
     RATE OF INTEREST; INTEREST PAYMENTS. The principal sum outstanding from time to time under this Promissory Note shall bear interest at a rate equal to LIBOR (as defined herein) plus the “Applicable Margin” per annum with a 30 day interest period and accruing on any outstanding balance and unpaid interest (the “Interest Rate”). The “Applicable Margin” shall mean 250 basis points except that, in the event the Lender sells, conveys, transfers or assigns all or any part of the Loan to an unaffiliated third party, the Lender may, in its sole discretion, reset the applicable basis points at the time of such sale, conveyance, transfer or assignment which number of basis points shall thereafter become the Applicable Margin. Borrower agrees to promptly execute and deliver any documents, instruments or agreements reasonably requested by Lender to reflect such change in the Applicable Margin. Interest having accrued during each interest period shall be due and payable on the first day of the following interest period (each a “Payment Date”), commencing from the date of this Promissory Note and continuing on the first day of each interest period thereafter until all amounts owing under this Promissory Note are finally repaid in full. Whenever any interest payment to be made hereunder shall be stated to be due on a day that is not a Business Day (as defined below), the payment may be made on the next succeeding Business Day. Interest not paid on a current basis shall accrue and be added to the outstanding principal balance of this Promissory Note with interest thereon at the Interest Rate. Interest shall be calculated on the basis of a 360-day year and actual days elapsed.
     For purposes of this Promissory Note, the following amounts may be collectively referred to as the “Debt”: (i) the whole of the principal sum of this Promissory Note then outstanding and all accrued and unpaid interest thereon, together with any and all other sums due hereunder, including, without limitation, additional fees and costs, all as may be set forth with greater specificity in the applicable terms and provisions of this Promissory Note or the other Loan Documents and (ii) all other monies required to be paid by Borrower under this Promissory Note or the other Loan Documents.
     “LIBOR” shall mean, with respect to each interest period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/8 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date (as defined herein). If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent. Notwithstanding the foregoing, in the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority (as defined herein) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder then, in any such case, Borrower shall promptly pay to Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender.
     “Determination Date” shall mean, with respect to any interest period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such interest period commences.
     USURY LAWS. This Promissory Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay, and Lender shall not be permitted to collect, interest at a rate that could subject the holder of the Promissory Note to either civil or criminal liability as result of being in excess of the maximum interest rate that Borrower is permitted by applicable law to contract or agree to pay (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Promissory Note or in any of the other Loan Documents, then in such event: (1) the provisions of this paragraph shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against the outstanding principal balance of the Loan owing to Lender for accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Promissory Note and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of this Promissory Note until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding. It is expressly stipulated and agreed that it is the intent of Borrower and Lender to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this Promissory Note or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate. Borrower and any other persons now or hereafter becoming liable for payment of the Debt shall never be liable for interest in excess of the Maximum Rate.
     MATURITY DATE. The entire amount of the Debt shall be due and payable on the earlier of (i) December 15, 2007, (ii) the day Borrower closes on the acquisition of the Riviera Hotel in Las Vegas, Nevada or the underlying ownership interests therein of Riviera Holding Corp., a Nevada corporation (“Riviera”), (iii) the date Borrower delivers a Termination Notice (as defined in Covenant Section (i)(k) hereof) to Lender or (iv) the date Lender reasonably determines that Borrower is no longer interested in pursuing the acquisition of the Riviera Hotel.
     OPTIONAL PREPAYMENT. Borrower may, at its option, prepay the Loan in whole or in part, provided that any prepayment shall include all accrued and unpaid interest through the date of such prepayment, and shall be for an amount not less than $500,000.00.
     MANDATORY PREPAYMENT. Borrower shall make prepayments with respect to the Loan as set forth below. Any and all such prepayments shall be applied first to the payment of any and all outstanding fees and expenses due pursuant to the provisions of this Promissory Note or any of the Loan Documents, second to all accrued and unpaid interest due pursuant to this Promissory Note and third, to the outstanding principal balance due pursuant to this Promissory Note.
          (i) If Borrower, Borrower’s “Ultimate Parent” as defined below, or any of Borrower’s present or future subsidiaries issues any shares, membership interests or partnership interests or any warrants, rights or options to purchase any of the foregoing, or other rights with respect to the equity or income of Borrower, Ultimate Parent or any of Borrower’s present or future subsidiaries, then 100% of the “Net Proceeds” of any such issuance by Ultimate Parent or Borrower and 100% of the Net Proceeds of any such issuance by any Borrower subsidiary to the extent such subsidiary’s Net Proceeds are dividended, distributed, loaned to or otherwise made available for use by the Borrower or any other subsidiary or affiliate of Borrower shall be remitted to Lender within one (1) Business Day (as hereinafter defined) of the receipt thereof by Borrower or such other subsidiary or affiliate as a prepayment pursuant hereto. “Ultimate Parent” shall mean FX Luxury Real Estate, Inc., a Delaware corporation, or any other entity to which the “Borrower Members” as defined in Covenant section (ii)(e) below, contribute their interests in Borrower as contemplated by Covenant section (ii)(e) below. A Permitted Transfer, as defined in Covenant section (ii)(e) below, is excluded from the foregoing.
          (ii) If Borrower or any of its present or future subsidiaries enters into any loan or financing arrangements (excluding only purchase money debt used to acquire assets the amount of which does not exceed 100% of the purchase price therefore) including any refinancing or restructuring of existing indebtedness for borrowed money but then only to the extent any such refinancing or restructuring exceeds the principal balance outstanding at the time of such refinance or restructure, then 100% of the Net Proceeds of such loan or financing arrangements of Borrower and 100% of the Net Proceeds of any such arrangements entered into by any Borrower subsidiary to the extent such subsidiary’s Net Proceeds are dividended, distributed, loaned to or otherwise made available for use by Borrower or any other subsidiary or affiliate of Borrower shall be remitted to Lender within one (1) Business Day of the receipt thereof by Borrower or such other subsidiary or affiliate as a prepayment pursuant hereto. Notwithstanding the foregoing, the currently proposed refinancing and increase of the existing loan arrangements with Borrower’s subsidiary, BP Parent, LLC., a Delaware corporation (“BP”) shall not require any mandatory prepayment of the Loan provided that the proceeds thereof are used (y) either to allow Borrower to purchase or to allow BP to redeem the 50% equity interest in BP owned by Leviev Boymelgreen of Nevada, LLC, so that BP becomes a wholly owned subsidiary of Borrower or (z) for BP’s general working capital purposes and are not distributed dividended or otherwise remitted to Borrower. The existing loan arrangements with BP and the currently proposed refinancing thereof are collectively referred to herein as the “BP Financing Transaction.”
     For purposes hereof “Net Proceeds” in connection with any issuance of equity interests or any such incurrence of debt shall mean the cash proceeds received therefrom net of reasonable and customary attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other third party customary and reasonable fees and expenses actually incurred in connection therewith.
     LIBOR BREAKAGE. Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on the Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Loan hereunder, and (ii) any prepayment (whether voluntary or mandatory) of the Loan on a day that (A) is not the payment date immediately following the last day of an interest period with respect thereto or (B) is the payment date immediately following the last day of an interest period with respect thereto if Borrower did not give the prior notice of such prepayment required pursuant to the terms of this Promissory Note, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Loan hereunder (the amounts referred to in clauses (i) and (ii) are herein referred to collectively as the “Breakage Costs”). This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Promissory Note and the other Loan Documents.
     DEFAULT RATE. After the occurrence of an Event of Default and for so long as such Event of Default continues, the Debt shall, at the option of Lender, bear interest until paid at a rate of the Interest Rate plus 5% per annum simple interest, or the maximum interest then permitted by applicable law (whichever is less) (the “Default Rate”). From and after maturity of this Promissory Note (whether upon the Scheduled Maturity Date, or by acceleration or otherwise), the entire Debt, including all unpaid principal, accrued interest and any other sums outstanding hereunder, shall bear interest until paid in full at the Default Rate.
     MANNER OF PAYMENT. All payments by Borrower on the Loan shall be, whether at the Scheduled Maturity Date or otherwise, shall be paid in immediately available funds. All amounts payable under this Promissory Note are payable in lawful money of the United States during normal business hours on a Business Day. The term “Business Day” is defined to mean a day other than a Saturday or Sunday, on which Lender is open for business in New York, New York. Borrower shall receive credit for payments transferred to the account of Lender if such funds are received by Lender by 2:00 p.m. (New York time) on such day. In the absence of timely receipt, such funds shall be deemed to have been paid by Borrower on the next succeeding Business Day.
     EVENTS OF DEFAULT; ACCELERATION. Upon and at any time following the occurrence of any Event of Default (as defined herein), then at the option of the holder hereof and without notice, the entire principal amount and all interest accrued and outstanding hereunder and all other amounts outstanding under any of the Loan Documents shall at once become due and payable, and the holder hereof may exercise any and all of its rights and remedies under any of the Loan Documents or pursuant to applicable law. The holder hereof may so accelerate such obligations and exercise such remedies at any time after the occurrence of any Event of Default, regardless of any prior forbearance.
     Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
          (i) if any portion of the Debt is not paid when due;
          (ii) any Transfer;
          (iii) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;
          (iv) if a receiver, liquidator or trustee shall be appointed for Borrower, or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower upon the same not being discharged, stayed or dismissed within thirty (30) days;
          (v) if Borrower breaches any of its covenants hereunder or under any other Loan Document;
          (vi) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
          (vii) if Borrower shall continue to be in default under any of the other terms, covenants or conditions of this Promissory Note not specified in clauses (i) through (v) above, for ten (10) days after notice to Borrower from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default;
          (viii) if (a) any representation or warranty made by any Guarantor pursuant to any of the Loan Documents or any report certificate, financial statement or other instrument, agreement or document furnished to Lender by or on behalf of any Guarantor shall have been false or misleading in any material respect as of the date the representation or warranty was made, (b) a Guarantor breaches any of its covenants under any Loan Document to which it is a party or (c) there shall be any other default under any Loan Document to which a Guarantor is a party beyond the applicable cure periods contained therein, if any; or
          (ix) if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.
     CERTAIN RIGHTS AND WAIVERS. From time to time, without affecting the obligation of Borrower or its successors or assigns to pay the outstanding principal balance of this Promissory Note and observe the covenants of the undersigned contained herein and in the other Loan Documents, and without affecting the guaranty of any person or entity for payment of the outstanding principal balance of this Promissory Note, without giving notice to or obtaining the consent of the undersigned, the successors or assigns of the undersigned or guarantors, and without liability on the part of the holder hereof, the holder hereof may, at the option of the holder hereof, release anyone liable on any of said outstanding principal balance, release any security given herefor (with or without the consent of any guarantor), take or release other or additional security, and agree in writing with the undersigned to modify the rate of interest or period of amortization of this Promissory Note or change the amount of the monthly installments payable hereunder. Presentment, notice of dishonor, and protest are hereby waived by all makers, sureties, guarantors and endorsers hereof.
     TRANSFER OF PROMISSORY NOTE. The holder hereof shall have the right to assign or transfer, in whole or in part (including the right to grant participation interests in) any or all of its obligations under this Promissory Note and any or all of the other Loan Documents upon notice to Borrower. Lender shall be released of any obligations to the extent that the same are so assigned or transferred, and the rights and obligations of “Lender” hereunder shall become the rights and obligations of the transferee holder.
     ATTORNEYS’ FEES, COSTS OF COLLECTION. Borrower shall pay to Lender on demand all costs and expenses, including reasonable attorneys’ fees and expenses, incurred by Lender in collecting the indebtedness arising hereunder or under any other Loan Documents or secured thereby, or in determining the rights and obligations of any parties hereto or thereto, or as a consequence of any breach or default by Borrower or any guarantor hereunder or thereunder, or otherwise as a consequence of any right evidenced or secured by this Promissory Note or the Loan Documents. Without limitation, such costs and expenses to be reimbursed by Borrower shall include reasonable attorneys’ fees and expenses incurred in any bankruptcy case or proceeding and in any appeal.
     SEVERABILITY. All rights, powers and remedies provided in this Promissory Note may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law and are intended to be limited to the extent necessary so that they will not render this Promissory Note invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law. If any term of this Promissory Note or any application thereof shall be invalid or unenforceable, the remainder of this Promissory Note and any other application of the term shall not be affected thereby.
     APPLICABLE LAW; CONSENT TO JURISDICTION. Pursuant to Section 5-1401 of the General Obligations Law of the State of New York, Borrower agrees that this Promissory Note shall be governed and construed in accordance with the laws of the State of New York and to the extent that the laws of the State of New York do not address the matter in question or are in conflict with the laws of the United States of America, then in accordance with the laws of the United States. All judicial actions, suits or proceedings brought against Borrower and its respective property with respect to obligations, liabilities or any other matter under or arising out of or in connection with this Promissory Note, or for recognition or enforcement of any judgment rendered in any such proceedings, may be brought in any trial or appellate state or federal court of competent jurisdiction in the City of New York, Borough of Manhattan. Borrower accepts, generally and unconditionally, the non-exclusive jurisdiction of such courts and irrevocably waives, and agrees not to plead or claim, any objection that it may ever have to the venue of any such action or proceeding in any such court. Borrower irrevocably agrees that all process in any proceeding or any court arising out of or in connection with this Promissory Note may be effected by mailing to Borrower a copy by registered or certified mail, return receipt requested, or any substantially similar form of mail, postage and fees fully prepaid, to Borrower at its principal place of business. Such service shall be effective upon receipt thereof, as evidenced by the return receipt. Such service shall be valid and binding service in every respect. Borrower shall not assert that such service did not constitute valid and binding service within the meaning of any applicable state or federal law, rule, regulation or the like. Nothing in this Promissory Note or the other Loan Documents shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

     REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as of the date hereof that:
          (i) Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to transact the businesses in which it is now engaged, and the sole business of Borrower is acquiring, owning, operating and disposing of real property. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule I.
          (ii) Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Promissory Note and the other Loan Documents. This Promissory Note and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
          (iii) No Conflicts. The execution, delivery and performance of this Promissory Note and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Promissory Note or any other Loan Documents has been obtained and is in full force and effect. “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
          (iv) Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, which actions, suits or proceedings, if determined against Borrower might materially adversely affect the condition (financial or otherwise) or business of Borrower.
          (v) Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which in Lender’s reasonable judgment is reasonably likely to materially and adversely affect Borrower, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower is otherwise bound, other than obligations under the Loan Documents.
          (vi) Solvency. Borrower has (a) not entered into the transaction or executed this Promissory Note or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. The Fair Value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The Fair Value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person, and neither Borrower nor any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person (as defined herein) contemplating the filing of any such petition against it or such constituent Persons. “Fair Value” shall mean Borrower’s “best estimate” of the fair value made in a statement certified by an officer of Borrower in the form attached hereto as Exhibit A and delivered at a time and in a manner consistent with the requirements for delivery of Borrower’s financial statements under this Promissory Note; each such estimate of Fair Value (i) shall be accompanied by a schedule, and reasoning behind, the components of such estimate and (ii) is subject to Lender’s review and approval in Lender’s sole discretion. “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          (vii) Full and Accurate Disclosure. No statement of fact made by Borrower in this Promissory Note or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the business, operations or condition (financial or otherwise) of Borrower.

          (viii) No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Promissory Note including, but not limited to, the exercise by Lender of any of its rights under the Loan Documents.
          (ix) Compliance. Borrower complies in all material respects with all applicable Prescribed Laws (as defined herein). Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any monies paid in performance of Borrower’s obligations under any of the Loan Documents. “Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, and (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq.
          (x) Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared on a United States income tax basis throughout the periods covered, except as disclosed therein. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower from that set forth in said financial statements.
          (xi) Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by the terms and conditions of this Promissory Note or the other Loan Documents.
          (xii) Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code (as defined herein). “Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

          (xiii) Enforceability. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.
          (xiv) Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Promissory Note. Borrower is organized under the laws of the State of Delaware.
          (xv) No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Promissory Note or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.
          (xvi) Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
          (xvii) Embargoed Person. At all times throughout the term of the Loan, (a) none of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, with the result that the investment in Borrower, (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower have been derived from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

          Borrower agrees that all of the representations and warranties of Borrower set forth herein and elsewhere in this Promissory Note and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Promissory Note or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Promissory Note or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
     COVENANTS.
          (i) Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents in accordance with the terms of this Promissory Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
               (a) Net Worth and Liquidity. i) Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, on a United States income tax basis, or such other accounting basis reasonably acceptable to Lender, reflecting the financial affairs of Borrower. Lender shall have the right from time to time during normal business hours upon reasonable notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire.
                    (1) Borrower shall furnish to Lender quarterly, within 60 days of the end of each quarter in which this Promissory Note is outstanding, a complete copy of Borrower’s draft quarterly financial statements for the immediately preceding quarter, certified by an officer of Borrower in the form attached hereto as Exhibit A, including a balance sheet and income statement of Borrower, prepared in accordance with United States income tax basis consistently applied, or such other accounting basis reasonably acceptable to Lender, and audited annually by an independent certified public accountant acceptable to Lender (Margolin, Winer and Evens, Borrower’s current auditor, is acceptable). Borrower shall furnish to Lender yearly, within 120 days of the end of each year in which this Promissory Note is outstanding, a complete copy of Borrower’s draft annual financial statements for such year, certified by an officer of Borrower in the form attached hereto as Exhibit A, including a balance sheet and income statement of Borrower, prepared in accordance with United States income tax basis consistently applied, or such other accounting basis reasonably acceptable to Lender, and audited annually by an independent certified public accountant acceptable to Lender (Margolin, Winer and Evens, Borrower’s current auditor, and Ernst and Young are each acceptable).
                    (2) Borrower’s financial statements delivered pursuant to the immediately preceding paragraph shall be accompanied by a certificate stating that such annual financial statements present fairly the financial condition and the results of operations of Borrower and certifying as of the date thereof whether, to Borrower’s best knowledge, there exists an event or circumstance which constitutes a Event of Default by Borrower under this Promissory Note or any other Loan Documents and if such Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

                    (3) Borrower shall, in accordance with this Promissory Note, establish that it has and maintains the Required Net Worth (as defined herein). “Required Net Worth” means at least 400% of the original principal balance of the Loan. Net Worth shall be the Fair Value of Borrower’s total assets less the Fair Value of Borrower’s total liabilities.
                    (4) At all times during the term of the Loan, Borrower shall maintain the Required Net Worth. Borrower hereby represents, warrants and certifies that, as of the date of this Promissory Note, Borrower meets the tests for Required Net Worth. Except for the payment of employee salaries and benefits in the ordinary course of business, Borrower shall not voluntarily dispose of any of its assets in a manner that would have a material adverse effect on Borrower’s ability to pay and perform its obligations under this Promissory Note.
               (b) Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Prescribed Laws. There shall never be committed by Borrower any act or omission affording the federal government or any state or local government the right of forfeiture against any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business.
               (c) Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which might materially adversely affect Borrower’s condition (financial or otherwise) or business.
               (d) Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Event of Default of which Borrower has knowledge.
               (e) Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
               (f) Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.
               (g) Further Assurances. Borrower shall, at Borrower’s sole cost and expense do and execute all and such further lawful and reasonable acts and assurances for the better and more effective carrying out of the intents and purposes of this Promissory Note and the other Loan Documents, as Lender shall reasonably require from time to time.

               (h) Costs of Enforcement. In the event of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.
               (i) Estoppel Statement. After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that this Promissory Note and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
               (j) Loan Proceeds. Borrower shall use the proceeds of the Loan (x) to fund the Interest Reserve Account, as hereinafter defined, (y) to purchase from Flag Luxury Properties, LLC all of Flag Luxury Properties, LLC’s membership interests in those of its limited liability company subsidiaries which own stock in Riviera and options or other rights to acquire stock in Riviera, provided that, Flag Luxury Properties, LLC shall repay all outstanding principal, accrued and unpaid interest and costs, fees and expenses arising pursuant to that certain Promissory Note and dated August 18, 2006, made by it to Lender in the original principal amount of $7,500,000.00, which repayment must be made concurrently with the closing of the Loan and (z) for general corporate purposes. Borrower represents and warrants to Lender that no affiliate of Flag Luxury Properties, LLC owns any stock in Riviera or any options to acquire Riviera stock other than the limited liability companies whose membership interests Borrower is acquiring from Flag Luxury Properties, LLC as contemplated by the foregoing subpart (y).
               (k) Termination Notice. If Borrower elects not to pursue the acquisition of the Riviera Hotel Borrower shall promptly deliver to Lender notice of such election (the “Termination Notice”).
               (l) Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.
          (ii) Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
               (a) Dissolution. Borrower shall not (1) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (2) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the properties or assets of Borrower, or (3) without the prior written consent of Lender, which shall not be unreasonably withheld, materially modify, materially amend, waive any material term or terminate its organizational documents or its qualification and good standing in any jurisdiction.
               (b) Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
               (c) Principal Place of Business and Organization. Borrower shall not change its principal place of business set forth in the introductory paragraph of this Promissory Note without first giving Lender thirty (30) days prior notice. Borrower shall not change the place of its organization as set forth in without the consent of Lender, which consent shall not be unreasonably withheld. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Promissory Note (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change).
               (d) ERISA. Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under this Promissory Note or the other Loan Documents) to be a non exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
               Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true: (A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2); (B) Less than twenty five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or (C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c) or (e).
               (e) Transfers. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, and/or principals in agreeing to make the Loan, and will continue to rely on Borrower’s composition as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents.
               Without the prior consent of Lender, Borrower shall not permit a Sale or Pledge (as defined herein) of an interest in Borrower or Borrower’s interest in, or obligations under, the Note (a “Transfer”). “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other disposal of a legal or beneficial interest, whether direct or indirect.
               A Transfer shall include, but not be limited to, (i) if Borrower is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (ii) if Borrower is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; or (iii) if Borrower is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest. Concurrently with the closing of the Loan, Borrower represents and warrants that it is owned 50% by CKX, Inc., a Delaware corporation and 50% by Flag Luxury Properties, LLC, a Delaware limited liability company (collectively, the “Borrower Members”). Notwithstanding the foregoing, (y) a Sale or Pledge of non managing membership interests or the creation or issuance of new non managing membership interests in Borrower shall be permitted, as shall the Sale or Pledge of membership interests in the Manager, so long as Paul Kanavos and Sillerman Real Estate Ventures, LLC control the management thereof and such transfers are for estate or tax planning purposes and (z) Borrower Members shall be permitted to contribute all of their interests in Borrower to the Ultimate Parent, upon not less than twenty (20) days prior written notice to Lender; Borrower shall further provide Lender with reasonable evidence that such contribution has occurred within five (5) days after the occurrence thereof.
               (f) Riviera. A “Triggering Event” shall mean Borrower’s voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other disposal of a legal or beneficial interest, whether direct or indirect, of substantially all of Borrower’s ownership interests in Riviera. Upon the occurrence of a Triggering Event the entire principal amount and all interest accrued and outstanding hereunder and all other amounts outstanding under any of the Loan Documents shall at once become due and payable.
               (g) Dividends. Borrower shall not declare or pay any dividend or distribution on or make any payment on account of any of its issued and outstanding equity or ownership interests, either directly or indirectly, whether in cash or property nor shall Borrower set apart any assets or funds with respect thereto.
               (h) Negative Pledge. Borrower shall not and shall cause its subsidiaries to not, hypothecate, pledge, mortgage, grant a lien on or a security interest in, or otherwise grant any encumbrance on any of its assets nor shall it permit or allow any lien, security interest or encumbrance on any of its assets or the assets of any of its subsidiaries, except only for liens on the assets of BP and its subsidiaries in connection with and limited to the BP Financing Transaction.

     INTEREST RESERVE.
          (i) Deposit of Interest Reserve Funds. On the date hereof, Borrower shall deposit with Lender the amount of $1,000,000.00 for the purpose of establishing a reserve fund to pay interest that will be due and payable by Borrower to Lender under this Note during the initial term of the Loan, with the understanding, however, that such amount may not in fact be sufficient to pay all interest due under this Note during the initial term of the Loan. The foregoing amounts deposited with Lender shall be transferred into an account established to hold such funds (the “Interest Reserve Account”). Amounts deposited from time to time in the Interest Reserve Account pursuant hereto are referred to herein as the “Interest Reserve Funds” and shall be disbursed to fund the monthly interest payments from time to time in accordance with (ii) below. Borrower shall promptly upon demand of Lender make additional deposits to the Interest Reserve Account as Lender may from time to time require in order to ensure the availability of sufficient funds in the Interest Reserve Account to pay the monthly interest payments coming due hereunder.
          (ii) Release of Interest Reserve Funds. So long as no Event of Default shall have occurred and be continuing, if on any Payment Date Lender has not received payment of the interest then due and payable to Lender pursuant to this Note, (such shortfall, the “Monthly Shortfall”), Lender shall, without the necessity of notice to Borrower, apply the Interest Reserve Funds then on deposit to the payment of the interest then due and payable with respect to the Loan (but in no event to exceed the Monthly Shortfall), and the Interest Reserve Funds shall be reduced by an equal amount. Borrower agrees and acknowledges that neither the insufficiency of the amount of, nor the unavailability of, the Interest Reserve Funds is intended to, and shall therefore not, constitute a limitation on the obligation of Borrower to pay monthly interest payments with respect to the Loan. Upon full payment of the Loan in accordance with the Loan Documents, the balance of the Interest Reserve Funds then in Lender’s possession, if any, shall be paid over to Borrower.
     NOTICES. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions hereof. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a business day (otherwise on the next business day), (c) on the date of delivery by hand if delivered during business hours on a business day (otherwise on the next business day), and (d) on the next business day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	Column Financial, Inc.
11 Madison Avenue
New York, New York 10010
Attention: Ian Davis
Facsimile No.: (212) 325-4958

with a copy to:	Column Financial, Inc.
One Madison Avenue New York, New York 10010
Legal and Compliance Department
Attention: Casey McCutcheon, Esq.
Facsimile No.: (917) 326-8433

with a copy to:	Thelen Reid Brown Raysman & Steiner LLP
875 Third Avenue
New York, New York 10022
Attention: Jeffrey B. Steiner, Esq.
Telephone No.: (212) 603-2260

If to Borrower:	Flag Luxury Properties, LLC
650 Madison Avenue, 15th Floor
New York, New York 10022
Attention: Mitchell J. Nelson, Esq.
Facsimile No. 212-750-3034
     TRIAL BY JURY. BORROWER AND LENDER EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Borrower has executed this Promissory Note as of the date first written above.

BORROWER:

FX LUXURY REALTY, LLC
By: Flag Luxury Properties, LLC, its
Managing Member

By:	/s/ Mitchell J. Nelson

Mitchell J. Nelson, Senior Vice President

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